EXHIBIT 10.3

INTERNATIONAL GAME TECHNOLOGY
EXECUTIVE TRANSITION AGREEMENT

AGREEMENT made as of the 23rd day of October, 2009, by and between INTERNATIONAL GAME TECHNOLOGY (the "Company") and Anthony Ciorciari (the "Executive").

1.    Background. This Agreement provides for certain payments and benefits to the Executive in the event of the involuntary termination of the Executive's employment with the Company or an Affiliate.

2.    Certain Defined Terms. The following terms have the following meanings when used in this Agreement.

(a) "Accrued Compensation" means, as of any date, (1) the unpaid amount, if any, of the Executive's previously earned base salary, (2) the unpaid amount, if any, of the bonus earned by the Executive for the year preceding the year in which the Executive's employment is terminated, and (3) such additional payments or benefits, if any, earned by the Executive under and in accordance with any employee plan, program or arrangement of or with the Company or an Affiliate (other than this Agreement).

(b) "Affiliate" means an entity at least 50% of the voting, capital or profits interests of which are owned directly or indirectly by the Company.

(c) "Board" means the Board of Directors of the Company.

(d) "Cause" means the Executive's: (1) willful and material failure to perform the duties of the Executive's employment with the Company and its Affiliates (other than any such failure due to the Executive's physical or mental illness), or the Executive's willful and material breach of the Executive's obligations to the Company or any Affiliate arising out of the Executive's employment, in each case following the Executive's receipt of written notice thereof from the Company; (2) engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to the Company; (3) being convicted of, or entering a plea of guilty or nolo contendre to, a crime that constitutes a felony; (4) failure or inability to obtain or retain any governmental approval, license or authorization required to be obtained or retained by the Executive in any jurisdiction in which the Company or an Affiliate does or proposes to do business, which failure has or would reasonably be expected to have a material detrimental effect on the Executive's ability to perform the duties of the Executive's employment; or (5) embezzlement, fraud or misappropriation of the property or assets of the Company or an Affiliate. The Board, acting in its own discretion, will be responsible for determining whether particular conduct constitutes "Cause" for the purposes of this Agreement.

(e) "Code" means the Internal Revenue Code of 1986, as amended.

(f) "Company" means International Game Technology, a Nevada corporation, and any successor thereto

(g) "Compensation Committee" means the Compensation Committee of the Board.

(h) "Good Reason" means the occurrence of any of the following without the Executive's express written consent (1) a material reduction of the Executive's duties, position or responsibilities relative to the Executive's duties, position or responsibilities in effect immediately prior to such reduction; or (2) a material reduction by the Company of the Executive's rate of annual base salary or annual target bonus opportunity as in effect immediately prior to such reduction that is not based upon the Company's standard annual competitive market review; provided, however, that any such occurrence shall not give rise to Good Reason unless, within 90 days after such occurrence is first known (or first reasonably should have been known to exist) by the. Executive, the Executive furnishes written notice to the Company of the Executive's intention to terminate employment due to such occurrence and the Company shall have failed to reasonably cure the circumstances promptly (and in no event more than 30 days after) its receipt of such notice.

(i) "Involuntary Termination" means a termination of the Executive's employment with the Company and its Affiliates under any of the following circumstances: (1) termination by the Company or an Affiliate without Cause; or (2) termination by the Executive for Good Reason.

(j) "Pro Rata Bonus" means the Executive's arm-ova target bonus opportunity, expressed as a percentage of the Executive's base salary, for the fiscal year in which the Executive's employment terminates, multiplied by a fraction, the numerator of which is the number of days elapsed from the beginning of such fiscal year until the date the Executive's employment terminates, and the denominator of which is 365.

3.    Severance Protections. Subject to the provisions hereof, upon termination of the Executive's employment with the Company and its Affiliates, the Executive (or the Executive's beneficiary, as the case may be) will be entitled to receive the applicable severance payments and benefits (if any) described in this Section.

(a)       Involuntary Termination of Employment In the event of an Involuntary Termination, the Executive (or the Executive's beneficiary, as the case may be) shall receive the following payments and benefits:

(i) Accrued Compensation;

(ii) Pro Rata. Bonus, payable in a single sum payment within 30 days following the Involuntary Termination;

(iii) An amount equal to 1.0 times the Executive's highest annual rate of base salary at any time during the preceding 24 months, payable in lump sum and in accordance with the Company's normal payroll practice;

(iv) Accelerated vesting of outstanding equity incentive awards (including, without limitation, stock options and time-based restricted stock) based upon the additional vesting that would have been earned if the Executive's employment had continued for an additional year; and

(v) Company-paid COBRA group health care continuation coverage until the earlier to occur of one year following termination of employment, the date you become eligible for medical coverage under another employer plan or, the date you become eligible for coverage under Medicare

(b)      Termination other than Involuntary Termination. If the Executive's employment with the Company and its Affiliates terminates other than due to an Involuntary Termination, then the Executive shall be entitled to receive any Accrued Compensation, subject to set off for amounts owed by the Executive to the Company or an Affiliate, and nothing more.

4.    Golden Parachute Tax Limitation. If the Executive is entitled to receive payments and benefits under this Agreement and it when combined with the payments and benefits the Executive is entitled to receive under any other plan, program or arrangement of the Company or an Affiliate, the Executive would be subject to excise tax under Section 4999 of the Code or the Company would be denied a deduction under Section 280G of the Code, then the severance amounts otherwise payable to the Executive under this Agreement will be reduced by the minimum amount necessary to ensure that the Executive will not be subject to such excise tax and the Company will not be denied any such deduction.

5.    Effect of Other Agreements. Notwithstanding the provisions hereof, the post-termination payment and benefit provisions of the Executive's written employment or other agreement with the Company or an Affiliate in force at the termination of the Executive's Employment (if any) will apply in lieu of the provisions hereof if and to the extent that, with respeet to the Executive's termination of Employment, the provisions of such employment or other agre,ement, would provide greater payments or benefits to the Executive (or to the Executive's covered dependents or beneficiaties).. If any termination or severance payments or benefits are made or provided to the Executive by the Company or any or its Affiliates pursuant to a written employment or other agreement with the Company or an Affiliate, such payments and benefits shall reduce the amount of the comparable payments and benefits payable hereunder. This Section is, intended to provide the Executive with the most favorable treatment and, at the same time, avoid duplication of payments or benefits, and it will be construed and interpreted accordingly.

6.    Release of Claims, Notwithstanding anything herein to the contrary, the Compensation Committee or the Board may condition severance payments or benefits otherwise payable under this Agreement upon the execution and delivery by the Executive (or the ExecntiVe's beneficiary) of a general release in favor of the Company, its Affiliates and their officers, directors and employees, in such form as the Board or the: Compensation Committee may specify; provided, however, that no such release will be required as a condition of the Executives (or the beneficiary's) entitlement to Accrued Compensation. Any payment or benefit that is so conditioned may be deferred until the expiration of the seven day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period in effect on the effective date of the termination of the Executive's Employment

7.    Restoration. Any severance payments and benefits payable under this Agreement shall be subject to and conditioned upon the Executive's continuing compliance with any non- competition and non-disclosure obligations of the Executive to the Company and/or any Affiliate.

8.    No Duty to Mitigate. The Executive's entitlement to payments or benefits heretindet is not subject to mitigation or a duty to mitigate by the Executive.

9.    Amendment. The Board or the Compensation Committee may amend this Agreement, provided, however, that, no such action which would have the effect of reducing or diminishing the Executive's entitlements under this Agreement shall be effective without the express written consent of the Executive.

10.    Successors and Beneficiaries.

(a)            Successors and Assigns of the Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and its subsidiaries taken as a whole, expressly and unconditionally to assume and agree to perform or cause to be performed the Company's obligations under this Agreement In any such event, the term "the Company," as used herein shall mean the Company, as defined in Section 2 hereof, and any such successor or assignee. The Executive acknowledges and agrees that this Agreement shall be fully enforceable by the Company's successor or assignee.

(b)            The Executives Beneficiary. For the purposes hereof, the Executive's beneficiary will be the person or persons designated as such in a written beneficiary designation filed with the Company, which may be revoked or revised in the same manner at any time prior to the Executive's death. in the absence of a properly filed written beneficiary designation or if no designated beneficiary survives the Executive, the Executive's beneficiary hereunder will be deemed to be the Executive's surviving spouse, if any, or, if none, the Executive's estate.

11.    Nonassignability. With the exception of the Executive's beneficiary designation, neither the Executive nor the Executive's beneficiary may pledge, transfer or assign in any way the right to receive payments or benefits hereunder, and any attempted pledge, transfer or assignment shall be void and of no force or effect.

12.    Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between the Executive and the Company or any of its Affiliates. Nothing contained herein shall be deemed to give the Executive a right to be retained in the employ or other service of the Company or any of its Affiliates or to interfere with the right of the Company or any of its Affiliates to terminate the Executive's employment at any time.

13.    Governing Law: Arbitration of Disputes. This Agreement shall be governed by the laws of the State of Nevada, excluding its conflict of law rules. Any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration, with a single neutral arbitrator, in accordance with the rules of the American Arbitration Association relating to employment The proper venue for any such action is Washoe County, Nevada. In any action to enforce this Agreement, the Executive and the Company each agree to accept service of process by mail. In any action in which service is made pursuant to this paragraph, the Executive and the Company each waive any challenge to the personal jurisdiction of the American Arbitration Association. Any judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In reaching a decision, the arbitrator shall have no authority to change or modify any provision of this Agreement.

14.    Compliance With Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, no amount payable as severance which constitutes a "deferral of compensation" within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the "Section 409A Regulations") shall be paid unless and until Executive incurs a "separation from service" within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Executive is a "specified employee" within the meaning of the Section 409A Regulations as of the date of the Executive's separation from service, no amount that constitutes a deferral of compensation which is payable on account of such separation from service shall be paid before the date (the "Delayed Payment Date") which is the first day of the seventh month after the date of the Executive's separation from service or, if earlier, the date of the Executive's death. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

15.    Withholding. the Company and its Affiliates may withhold from any and all amounts payable under this Ageement such federal, state and local taxes as may be required to be withheld pursuant to applicable law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.